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                         RPM, INC. AND SUBSIDIARIES
                         --------------------------
             CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
             ---------------------------------------------------
                PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                ---------------------------------------------
                                 (Unaudited)
                                                                      Exhibit XI
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            ----------



                                                                         Nine Months Ended February 28,
                                                                         ------------------------------
                                                                                          1993
                                                                           1994        (Restated)
                                                                         ----------    ----------
SHARES OUTSTANDING
     For computation of primary earnings per
        common share
            Weighted average shares                                          56,255        52,902
            Net issuable common share equivalents                               341           344
                                                                         ----------    ----------
              Total shares for primary earnings
                 per share                                                   56,596        53,246

     For computation of fully-diluted earnings
        per common share
           Additional shares issuable assuming
              conversion of convertible securities                            8,262         8,017

           Additional common shares equivalents;
              ending market value higher than
              average market value                                               67            69
                                                                         ----------    ----------
                 Total shares for fully-diluted
                    earnings per share                                       64,925        61,332
                                                                         ==========    ==========
NET INCOME
     Net income applicable to common shares for
        primary earnings per share                                          $35,761       $25,152
           Add  back interest net of tax on convertible
              securities assumed to be converted                              3,520         3,339
                                                                         ----------    ----------
     Net income applicable to common shares for
        fully-diluted earnings                                              $39,281       $28,491
                                                                         ==========    ==========

     Earnings Per Common Share and Common Share
        Equivalents                                                            $.63          $.47
                                                                               ----          ----
     Earnings Per Common Share Assuming Full
        Dilution                                                               $.61          $.46
                                                                               ====          ====

Data for February 1993 has been restated to reflect the acquisitions of Dynatron/Bondo Corporation on June 8, 1993 and of Stonhard, Inc. on October 26, 1993, both accounted for as a pooling of interests.
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